EXHIBIT 11
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                                   EXHIBIT 11


              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                            Three Months Ended                   Twelve Months Ended
                                               September 30,                        September 30,
                                       --------------------------------   ---------------------------------

                                          1997               1996               1997               1996
                                       -------------   ----------------   ----------------   --------------

Net Income.............................   $  413,197       $125,000         $1,591,193         $1,302,000

Primary and Fully Diluted

Average Shares Outstanding Net of
Unallocated ESOP Shares (54,667).......    1,083,379      1,079,715          1,082,216          1,112,697

Per Share Amount.......................   $      .38           $.12         $     1.47              $1.17


         Earnings per share of common stock for the three months and twelve months ended September 30, 1997 and 1996 have been determined by dividing net income for the periods by the weighted average number of shares of common stock outstanding net of unallocated ESOP shares.